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Media:  Susanna Guzman 816-201-2187

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http://www.cerner.com

  JEFF GOLDSMITH JOINS CERNER CORPORATION'S BOARD OF DIRECTORS

KANSAS CITY, MO - SEPTEMBER 27, 1999 - Cerner Corporation
(NASDAQ:CERN) today announced that Jeff Goldsmith, Ph.D., a healthcare consultant and President of Health Futures
Inc., is joining Cerner's Board of Directors.

Dr. Goldsmith is a noted expert in the business of healthcare. He served as National Advisor for Healthcare to Ernst & Young for 12 years, and lectured for 11 years at the Graduate School of Business at the University of Chicago. Dr. Goldsmith served as Director of Planning and Government Affairs at the University of Chicago Medical Center and worked as a fiscal and policy analyst in the Office of the Governor of Illinois. His work has been published in the Harvard Business Review, the Wall Street Journal, and Time magazine.

"Healthcare managers will be hard-pressed to achieve clinical and operational excellence without a state-of-the art clinical information system," said Dr. Goldsmith. "Cerner has developed an extraordinary suite of new products, which will not only make it much easier and more efficient to practice medicine, but will also save thousands of lives. Cerner is the future of healthcare informatics, and I'm tremendously excited to be a part of it."

Neal Patterson, Cerner's Chief Executive Officer and Chairman of the Board, said "Dr. Goldsmith brings to our Board a great deal of experience in the creation and execution of healthcare policy, as well as an astute understanding of the business, scientific, and social factors that shape the landscape of American healthcare. We're confident that Dr. Goldsmith will provide invaluable support as Cerner works toward the goal of becoming the single most successful provider of the technology that transforms healthcare."

Dr. Goldsmith will be completing the unexpired term of Thomas A.
McDonnell, who resigned from the board in late August.

Cerner Corporation is a leading supplier of clinical and management information and knowledge systems to more than 1,000 healthcare organizations worldwide. Our mission is to connect the appropriate persons, knowledge, and resources at the appropriate time and location to achieve the optimal health outcome. Cerner's vision of proactive healthcare management drives innovation today, while creating a foundation for tomorrow's healthy populations. With HNA Millennium, Cerner has developed a comprehensive suite of solutions that promote personal and community health management by providing the link between individuals and the care process. HNA Millennium applications work on a cohesive platform that is open, intelligent and scalable. This allows for communication, access, and data to be shared throughout the healthcare system.